Exhibit 99.2

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
April 29, 2008	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com
CORUS BANKSHARES ANNOUNCES
ELIMINATION OF DIVIDEND AND
REPORTS FIRST QUARTER EARNINGS
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS).
Corus Bankshares, Inc. today released its report of earnings for the first quarter of 2008. The report also contained an announcement by Corus that it is eliminating its quarterly cash dividend on common stock. The report can be accessed by visiting the following page on Corus’ website:
http://www.corusbank.com/acrobat/Q108.pdf
If you are unable to click on the link, either copy and paste it into your web browser’s address bar or simply visit www.corusbank.com and click on Investor Relations.
Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is an active construction lender nationwide, specializing in condominium construction loans and also provides construction financing for office, hotel, and apartment projects. Its outstanding commercial real estate loans and construction commitments total approximately $8.0 billion. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.